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                                                                  EXIBIT 99.6(a)

                               THE BENCHMARK FUNDS


                   ADDENDUM NO.1 TO THE DISTRIBUTION AGREEMENT


     This Addendum, dated as of the 8th day of January, 1993, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and GOLDMAN, SACHS & CO. a New York limited partnership (the "Distributor").

     WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of June 8, 1992 (the "Distribution Agreement"), pursuant to which the Trust appointed the Distributor to act as distributor to the Trust for the Diversified Assets Portfolio, the Government Portfolio, the TaxExempt Portfolio, the Government Securities Portfolio, the California Municipal Portfolio and the Short Duration Portfolio;

     WHEREAS, the Trust is establishing the Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, ShortIntermediate Bond Portfolio, and Bond Portfolio (the "Portfolios"), and it desires to retain the Distributor to act as distributor to provide for the sale and distribution of the Units of the Portfolios and the Distributor is willing to render such services;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Trust hereby appoints the Distributor as exclusive distributor of the Units of each of the Portfolios on the terms and for the periods set forth in the Distribution Agreement. The Distributor hereby accepts such appointment and agrees to render the services and perform the duties set forth in the Distribution Agreement without compensation.

         2.       Capitalized Terms.  From and after the date hereof, the
                  term "Portfolios" as used in the Distribution Agreement
                  shall be deemed to include the Equity Index Portfolio,
                  Small Company Index Portfolio, Diversified Growth
                  Portfolio, Focused Growth Portfolio, U.S. Treasury
                  Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio and Bond Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the
                  Distribution Agreement.
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         3        Miscellaneous. Except to the extent supplemented hereby, the
                  Distribution Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed on all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                                   THE BENCHMARK FUNDS

Attest:/s/ Michael J. Richman                      By:/s/ Nancy L. Mucker
           Michael J. Richman                              Nancy L. Mucker
         Secretary of the Trust                    Vice President of the Trust

                                                   GOLDMAN, SACHS & CO.

Attest:/s/ Michael J. Richman                      By:/s/ Alan Shuch
           Michael J. Richman                             Alan Shuch
         Counsel to the Funds                             Partner